Exhibit 4.23

Tianjin Huayong Wireless Technology Co., Ltd.

Stock Transfer Agreement

Date: December 23, 2013

Huayong Project Stock Transfer Agreement

Article 1.	Definitions	2

1.1	Definitions	2

1.2	Construction	3

Article 2.	Stock Transfer	3

2.1	Equity Transfer	3

Article 3.	Representations and Warranties	4

3.1	Representations and Warranties by Company and Transferor	4

3.2	Representations and Warranties by Transferee	4

Article 4.	Closing Conditions	4

4.1	Closing Conditions	4

4.2	Closing Date	5

Article 5.	Covenants	6

5.1	Covenants of Company and Transferor	6

Article 6.	Rights of Transferee	7

6.1	Priority to Subscription	7

6.2	Right of First Refusal	7

6.3	Anti-Dilution/Most-favoured Treatment	8

6.4	Liquidation Preference	8

6.5	Right of Accompanied Sale	8

6.6	Drag-along Right	9

6.7	Restrictions on Disposal	9

6.8	Right of Repurchase	9

Article 7.	Board of Directors	9

Article 8.	Confidentiality	10

8.1	Confidentiality	10

Article 9.	Breach and Liability for Breach	10

9.1	Breach	10

9.2	Liability for Breach	11

9.3	Accumulated Remedies	11

Article 10.	Termination of Agreement	11

10.1	Termination of Agreement	11

10.2	Legal Consequence of Termination of the Agreement	11

Article 11.	Governing Law and Dispute Resolution	12

11.1	Governing Law	12

11.2	Dispute Resolution	12

Huayong Project Equity Transfer Agreement

Article 12.	Force Majeure	12

12.1	Scope of Force Majeure	12

12.2	Consequence of Force Majeure	12

12.3	Notice of Force Majeure	12

Article 13.	Notice	13

Article 14.	Miscellaneous	13

14.1	Expenses and Fees	13

14.2	Taxes	13

14.3	Entire Agreement.	13

14.4	Supplement, Modification and Waiver	13

14.5	Effectiveness	13

14.6	Duplicate	13

Annex 1 Representations and Warranties of Transferor and Company		Page1

Annex 2 Representations and Warranties of Transferee		Page8

Annex 3 Detailed Information of the Company		Page9

Annex 4 List of senior executives and letter of commitment		Page10

Annex 5 List of Disclosure		Page13

Huayong Project Stock Transfer Agreement

Stock Transfer Agreement

This Agreement (defined as below) is entered into among the following parties on this 23th day of December 2013.

1.	Transferor

ZHOU JI

Address:

ID No.

2.	Transferee:

Beijing NQ Technology Co., Ltd. (“Beijing Technology”)

Domicile: Room 1322, Building 1-C, Enterprise Incubator, Zhongguancun Software

Industrial Park, Dongbeiwang, Haidian District, Beijing, China

Legal Representative: Yu Lin

3.	Company

Tianjin Huayong Wireless Technology Co., Ltd. (“Huayong”)

Domicile: Room 404, 4/F, Tower A2, TiandaScience & Technology Park, No.80 4th Avenue, Tianjin Development Zone

Legal Representative: YANG XIAOFENG

Whereas,

(1)	Tianjin Huayong Wireless Technology Co., Ltd. (the “Company” or “Huayong”) is a limited liability company validly incorporated and existing under the law of People’s Republic of China; the registered capital of the Company is RMB 3,542,708 and the paid-up capital is RMB 3,542,708 immediately before closing of this transaction;

(2)	The Transferors is going to transfer the amount of contribution totaling RMB 531,430 and accounting for 15% of the registered capital of the Company (the “Equity Transfer” or “Transaction”). After the “Stock Transfer”, the amount contributed by Transferee will be RMB 1,381,788 accounting for 39.01% of the registered capital of the Company.

Huayong Project Equity Transfer Agreement

Therefore, according to the Company Law of the PRC and relevant laws and regulations, the parties reach the following agreement concerning the Transaction after friendly negotiation:

Article 1. Definitions

1.1 Definitions

Unless otherwise expressly provided in this Agreement, the following terms in this Agreement shall have meanings as follows:

(1)	“Agreement” means this Stock Transfer Agreement and its appendix, amendment and supplement.

(2)	“5% Shareholder” means any entity that has, held or beneficially owns 5% or more voting right in another entity who has the right to elect board members of another entity.

(3)	“Articles of Association” means the amended Articles of Association of Tianjin Huayong Wireless Technology Co., Ltd., as acknowledged and executed by the Transferee.

(4)	“Working Day” means the business days those Chinese banks open to do business (excluding Saturday, Sunday and public holiday).

(5)	“Affiliate” means the entity controls or is controlled by, and/ or under common control of certain entity.

(6)	“Related Person”, means (i) any shareholder of Company or its subsidiary, (ii) director of Company or its subsidiary, (iii) any senior executives of Company or its subsidiary, (iv) any family members of director or 5% Shareholder of Company or its subsidiary, or (v) the entity in which any director, senior executive or 5% Shareholder enjoys right and interest (excluding the passive shareholding of less than 1% in a listing company).

(7)	“Closing Date” means the date under article 2.1 when Transferee pays consideration for the transferred Stock.

(8)	“Closing Conditions” shall have the meaning as ascribed to it in article 4 hereof.

(9)	“Transaction Documents” means this Agreement, Shareholders Agreement, Articles of Associations of Company and the appendix of such documents.

(10)	“Disclosure Schedule” means the list of the matters disclosed in writing by Company to Transferee as of the execution day of the Agreement.

(11)	“Tax” means all taxation and related expense, interest, fine and surcharge levied by competent government authorities according to PRC laws, regulations and rules.

(12)	“Entity” means any individual, partnership, company, trust, unincorporated society, government authority or other entity or organization.

(13)	“Effective Date” means the execution date of this Agreement.

(14)	“Director of Transferee” means the director appointed by Transferee.

(15)	“Transferor” means the transferor as first above written under article 1 hereof.

Huayong Project Equity Transfer Agreement

(16)	“PRC” means the People’s Republic of China, excluding Hong Kong Special Administrative Region, Macau Special Administrative Region or Taiwan region for the purpose of this Agreement.

(17)	“Huayong Products” mean the products developed and promoted by Huayong.

1.2 Construction

(1)	The Whereas clause and appendix of this Agreement shall be an inseparable part of this Agreement and have equal effect as this Agreement. This Agreement as referred shall include any supplement, modification, amendment and adjustment and any Whereas clause annotation and appendixes.

(2)	The title of the articles hereof and the appendix hereto is established for convenience of reference and shall not affect the meaning or explanation of respective articles.

(3)	Where any action or steps need to be taken within or after certain term or period of time, the base date shall not be included when calculating the term or period. If the last day of a term or period is not a working day, such term or period shall expire on the following working date.

Article 2. Stock Transfer

2.1 Stock Transfer

The Transferor agrees to transfer the amount of contribution totaling RMB 531,430 and accounting for 15% of the registered capital of the Company. The consideration of the transferred Stock is RMB531,430.

The date when the aforesaid consideration is actually paid will be treated as closing date (the “Closing Date”). The registered capital and equity structure after the completion of the Stock Transfer will be as follows:

Shareholder	Registered Capital (RMB)	Shareholding Ratio
YANG XIAOFENG	1,646,100	46.46%
LIN YUNZHI	488,250	13.78%
ZHOU JI	26,570	0.75%
BEIJING TECHNOLOGY	1,381,788	39.01%
Total	3,542,708	100.00%

Huayong Project Equity Transfer Agreement

Article 3. Article 3 Representations and Warranties

3.1 Representations and Warranties by Company and Transferor

(1)	Company and Transferor hereby jointly and respectively make the representations and warranties to the Transferee as specified in Appendix 1 hereto. Such representations and warranties are true, accurate and complete in all material aspects on the execution day of this Agreement and the Closing date (unless the representation and warranty is specially associated with certain date). Company and Transferor acknowledge that Transferee relies on the representations and warranties made by Company and Transferor when conducting the Transaction.

(2)	If any of the representations and warranties made by Company and/or the Transferors are untrue, inaccurate or incomplete, which cause any damage, loss, expense or other adversity to Transferee, Transferee has right to require Company and/or Transferor to bear liability for compensation jointly and severally. The compensation under this Clause shall not affect other rights and remedies that Transferee is entitled to according to other provisions of this Agreement.

3.2 Representations and Warranties by Transferee

(1)	Transferee hereby makes the representations and warranties as specified in Appendix 2 hereto. Such representations and warranties are true, accurate and complete in all material aspects on the execution day of this Agreement and the Closing date (unless the representation and warranty is specially associated with certain date). Transferee acknowledges that Company relies on the representations and warranties made by Transferee when deciding to conduct the Transaction.

(2)	If any of the representations and warranties made by Transferee under this Agreement are untrue, inaccurate or incomplete, which cause any damage, loss, expense or other adversity to Company, Company has right to require Transferee to bear such liability for compensation. The compensation under this Clause shall not affect other rights and remedies that Company is entitled to according to other provisions of this Agreement.

Article 4. Closing Conditions

4.1 Closing Conditions

The parties agree that Transferee’s actual payment of the consideration shall be based on the premise that all of following conditions (“Closing Conditions”) are satisfied (the condition waived by Transferee in wring shall be deemed as being satisfied):

(1)	Due Diligence. The result of the due diligence shall be to the satisfaction of Transferee.

(2)	Approval. The Company has completed all necessary internal approval procedures, including but not limited to the resolutions on approval of the Transaction have been made by the board and the shareholders.

Huayong Project Equity Transfer Agreement

(3)	Execution, Effectiveness and Performance of Transaction Documents (a) Company and Transferor have legally executed and delivered all Transaction Documents; (b) Transaction Documents are true, complete, valid and legally binding; (c) Company and Transferor abide by Transaction Documents signed by them in essential aspects and have performed the obligations thereunder.

(4)	Commitment Letter and Non-competing Letter signed by Principal Executives. The senior executives as specified in Appendix 4 hereto shall execute commitment letter to guarantee (i) he will not engage in business competing with Company from Closing date to second anniversary as of leaving from the Company; (ii) the commitment contained in other commitment letters.

(5)	Labor, Confidentiality and Non-Competition. Company has entered into labor contract, confidential and non-competition agreement with the core team members as specified in Appendix 4 hereto. Each managerial personnel and research & development personnel has signed the confidential and non-competition agreement acceptable to Transferee.

(6)	Representations and Warranties. As of Closing Date, the representations and warranties made by Company and Transferors in this Agreement remain to be true, accurate and complete in material aspects.

(7)	No Material Adverse Change. As of Closing Date, no material adverse change has incurred to the legal position, business and financial situation of Company.

(8)	No Material Judgment. As of Closing Date, there is no court judgment, government award or other decree that (a) prohibits or limits the Transaction under this Agreement; (b) prohibits or limits completion of the Transaction under this Agreement; (c) causes burden on Company, Transferor and/or Transferee of significant punishment or legal liabilities, or (iv) limits Company’s business and therefore constitute material adverse change.

(9)	No Litigation. As of Closing Date, there is no litigation, arbitration, administrative investigation which has an adverse effect on Company and /or Transferor, which would (a) have material adverse effect on performance of this Agreement and other Transaction Documents, or (b) have material adverse effect on the Transaction under this Agreement.

(10)	The legal documents to be used in applying for change of Company’s Articles of Association and the registered capital have met the requirements of the relevant administration for industry and commerce.

4.2 Equity Interest Closing Date

The date when all the Closing Conditions under article 4.1 are satisfied shall be the equity interest closing date of the Transaction (“Equity Interest Closing Date”).

Huayong Project Equity Transfer Agreement

Article 5. Covenants

5.1 Covenants of Company and Transferor

Company and Transferor hereby jointly and respectively make covenant to Transferee to procure the following items after Closing Date:

(1)	Change of Registration in Administration for Industry and Commerce (AIC). Transferor shall procure Company to complete the change of registration relating to the Stock Transfer in AIC within 10 working days after Closing Date.

(2)	Execution of Commitment Letter by Senior Executives. Company and Transferor shall guarantee and procure the execution of Appendix 4 Commitment Letter.

(3)	Financial Report. Huayong shall submit last month’s financial statements, report on research and development and business to Transferee before the 10th day of each month; semester financial statements, report on research and development and business shall be provided in July each year; last month’s audit report shall be provided before March 1 each year. The audit report shall be approved by the certified accounting firm confirmed by Transferee. The cost of audit shall be borne by Huayong.

(4)	Profit Distribution. If Huayong makes distribution of the undistributed profit over the years, Transferee can be allocated according to the equity ratio held by it.

(5)	Money Management. Company needs to develop detailed financial budget. The spending within budget shall be approved by following the procedures specified by Company. The and extra-budgetary operating expenditure of more than RMB 200,000 and capital dispose of more than RMB 200,000 shall be approved by Transferee.

(6)	Assumption of Liabilities. The liabilities and obligations in relation to Company, Company’s equity, asset and business, including civil debts or administrative debt such as taxation, especially the loss resulting from capital contribution flaw and the flaw in the rules on social security and housing fund) occurred before Closing Date or caused by the facts or situation before Closing Date or caused by untrue representations and warranties shall be assumed by Transferor. Transferor shall indemnify Company for any losses thus incurred, unless otherwise agreed by the parties. Transferor and Company agree to jointly and severally indemnify Transferee’s employees, director, executives, consultants and/or agents and the directors of investors (“Indemnified Party”) from any loss, expenses and damages, unless which is caused by the malicious misconduct or gross negligence on the part of Indemnified Party.

Huayong Project Equity Transfer Agreement

Article 6. Rights of Transferee

6.1 Priority to Subscription

All parties agree that Company shall not increase its registered capital without the prior written consent of Beijing Technology. In case of capital increase after consent of Beijing Technology, Beijing Technology shall have priority, under the same condition, to subscribe for the newly increased registered capital at the proportion of the equity held by it in Company over any other shareholders of Company. After Beijing Technology fully exercise its priority right to subscription, then other shareholders can subscribe for the unsubscribed capital newly increased at the proportion of the equity held in Company then.

6.2 Right of First Refusal

If the original shareholders ( “Transferor”) intend to transfer, sell or pledge (collectively “Transfer”) all or part of its capital contribution in Company to any third party (“Proposed Transferee “), Transferor shall fully comply with the provisions of this article and the other provisions of this Agreement, otherwise the Transfer of the target equity will be invalid from the beginning;

(1)	Transferor must obtain Beijing Technology’s prior written consent to the Transfer of the target equity. For this purpose, Transferor shall send a prior written Notice on Transfer to Beijing Technology (“Notice on Transfer “), which shall specify (a) the investment to be disposed (“Offered Equity”);(b) proposed price or price determination method;(c) other terms and conditions; and (d) the identity of Proposed Transferee or the method of determining Transferee. Beijing Technology has the right of first refusal to buy all or part of the Offered Equity (the “Preemptive Right”).

(2)	If within thirty (30) days of sending Notice on Transfer by Transferor, Beijing Technology notify Transferor in writing of its intention to purchase all or part of Offered Equity (the “Notice on Purchase “), Transferor and Beijing Technology shall complete the purchase and sale of Offered Equity in the following way:

a)	Within ten (10) days after receipt of the Notice on Purchase sent by Beijing Technology, Transferor shall notify Beijing Technology of the closing date of the Offered Equity agreed upon (the “Closing Date”), the Closing Date shall not be later than ninety (90) days after the Notice on Transfer is sent in any case. However, the above ninety (90) days period does not include the time needed to get government approval.

b)	On the Closing Date, Beijing Technology shall purchase the part of the Offered Equity according to the terms and conditions of Notice of Transfer.

c)	If the purchase and sale of the part of the Offered Equity fails to be completed on Closing Date under article 6.2 (2) (a) due to the action or inaction of Beijing Technology, it shall be deemed that the right of first refusal has been abandoned by Beijing Technology.

Huayong Project Equity Transfer Agreement

(3)	If Beijing Technology abandons the rights of first refusal or chooses to purchase part of the Offered Equity, Transferor may dispose all or part of the remaining Offered Equity to Proposed Transferee on the terms and conditions not preferential over those contained in the Notice on Transfer. Any such Transfer must be completed ninety (90) days after the receipt of the Notice on Transfer. However, the above ninety (90) days period does not include the time needed to get government approval.

(4)	The right of first refusal under clause 6 shall not apply to the transfer by shareholders to employees according to the equity incentive plan approved at the meetings of shareholders and the board of directors.

6.3 Anti-Dilution/Most-favoured Treatment

Transferor shall guarantee the value of the equity acquired by Transferee hereunder will not be diluted or reduced in other way due to capital increase of Company or transfer of capital contribution, etc.; Company and Transferor shall not agree to such new investment or transfer of equity without the written consent of Transferee; Company and Transferor agree that if Company grants to other shareholders (including any new shareholders) any right superior to the rights enjoyed by Transferee, Transferee shall have the right to enjoy such rights automatically.

6.4 Liquidation Preference

Under the situations of dissolution, liquidation or whole sale of Company, Transferee enjoys the priority to be paid over Transferor. The Company’s remaining assets after liquidation or the consideration for sale of Company in the whole will be used firstly to compensate for the consideration paid by Transferee for the transferred equity, after which the remaining assets will be allocated to all shareholders in proportion.

6.5 Right of Accompanied Sale

If other shareholders than Beijing Technology intend to transfer the equity in Company, upon receipt of the Notice on Transfer sent by the existing shareholders, Beijing Technology shall be entitled (“Right of Accompanied Sale”) but under no obligation to require the potential buyer to purchase its equity in Company at the same price per share and under the same terms and conditions which the buyer intends to offer to other shareholders. Under this situation, Beijing Technology shall enjoy the priority of selling the equity in Company over other shareholders. Within fifteen (15) days after receipt of the Notice on Transfer, if Beijing Technology chooses to exercise Right of Accompanied Sale, it shall send a written notice to the other shareholders, indicating the amount of equity or the number of shares it will transfer by exercising Right of Accompanied Sale. Such notification shall be irrevocable and all transferors shall be bound by the terms and conditions specified in the written notice. If Beijing Technology appropriately exercise Right of Accompanied Sale, however, the potential buyer fails to purchase such equity, the other shareholders shall not transfer their equities either; otherwise, the transfer shall be invalid.

Huayong Project Equity Transfer Agreement

6.6 Drag-along Right

There (3) years after Closing Date and before the qualified IPO, if Transferee decides to sell Company, the remaining shareholders shall agree to the deal and sell their shares at the same price and under the same conditions.

6.7 Restrictions on Disposal

As of the Closing Date and during the period when Transferee holds equity in Company, without the written consent of Transferee (1) Transferor shall not offer, sell, transfer or pledge any equity it directly or indirectly holds in Company to any third party, or dispose the equity in a similar way;(2) Any company shall not offer, sell, transfer or pledge any equity it directly or indirectly holds in Company to any third party, or dispose the equity in a similar way. To avoid doubt, the transfer of equity by shareholder to employee in accordance with the equity incentive plan approved at the shareholders’ meeting shall be excluded provided that such transfer will not affect the continuous evaluation of Company performance.

6.8 Right of Repurchase

(1)	Under the following circumstances, Transferee has right to request Transferor to repurchase all the equity of Company held by Transferee at the price as prescribed under article 6.8 (2) below.

a)	Any representation and warranty under the Agreement made by Transferor is untrue, incomplete or inaccurate that cause Company or Transferee to suffer loss and Transferor fails to correct or fully compensate Company or Transferee within 30 days as of the day of notice by Company or Transferee, or

b)	Transferor fails to fulfill the post-closing covenants within the period as provided by the Agreement, and within the time extension agreed by Transferee.

(2)	Repurchase price shall equal to the sum of the consideration paid by Transferee for the transferred equity and accumulated distributable profits (excluding distributed profits) * (1 + 8%), ^ the number of years. The accumulated distributable profits here refers to the accumulated distributable profits by the end of the calendar year which is the nearest to the date when the consideration is paid. Number of years equals to the total days from the date of capital increase and Closing Date of Stock Transfer to the date of sending the notice of repurchase) / 365.

Article 7. Board of Directors

The board of directors shall remain unchanged after the Stock Transfer.

Huayong Project Equity Transfer Agreement

Article 8. Confidentiality

8.1 Confidentiality

Each party covenants to other parties that it will keep secret the Transaction and terms and conditions of Transaction Documents and other confidential information relating to the business and matters of other party obtained by it in the Transaction. Each party will not use the confidential information or disclose it to the third party except for the purpose of performing this Agreement. Notwithstanding the foregoing, each party may disclose confidential information to its employees, directors, executives, counsels, agents or relevant personnel and/or entity for the purpose of this Agreement, provided such party shall take all reasonable measures to ensure such people and entity know the confidentiality of the information and agree to bear the confidential obligation.

The confidential obligation under this article shall not apply to the following information:

(1)	Information came into public domain (without breach of confidentiality obligation);

(2)	Information known to receiving party from legal channel before disclosing party discloses the information;

(3)	Information that the receiving party develops independently legally (excluding the information created by integration, analysis and compilation of the information obtained);

(4)	Information that the receiving party gains from a third party who does not have confidentiality obligation;

(5)	Information that the disclosing party agrees to disclose, and

(6)	After completion of the Transaction under this Agreement, Transferee, Transferee the shareholders of Transferee or its related parties can disclose in the website and market data the name of Company and its subsidiary, the names of the chairman and general manager of Company and its subsidiary, the brief introduction of the business of Company and its subsidiary, the symbol of Company and its subsidiary and Transferee’s total amount of investment in Company worldwide and for the purpose of publicity.

Article 9. Breach and Liability for Breach

9.1 Breach

Any party’s failure to fulfill part of all of the obligations or fulfill in appropriate way, or breach of any of the provisions of this Agreement (including but not limited to any representation, warranty and commitment made by it hereunder), in action or inaction, constitutes breach of this Agreement (“Breach”, and the breaching party is referred to as “Breaching Party” hereinafter).

Huayong Project Equity Transfer Agreement

9.2 Liability for Breach

The Breaching Party shall compensate other parties for all direct loss, damages, fees or liabilities resulting from its Breach. If all parties have faults, each party shall bear its respective obligation and loss. For avoidance of doubt, under any circumstances the Breaching Party shall not compensate any consequential or accidental loss, damages or profit loss resulting from its Breach.

9.3 Accumulated Remedies

The compensation made by Breaching Party according to above article 9.2 shall not affect the non-breaching party’s other right and remedy under the PRC law and this Agreement.

Article 10. Termination of Agreement

10.1 Termination of Agreement

(1)	Except under the circumstance as provided in the following section 10.1(2) and 10.1(3), any party shall not terminate the Agreement without other parties’ prior written consent after execution of this Agreement.

(2)	Any party may terminate this Agreement in any of following events:

(a)	From the execution day of this Agreement to the Closing date, there is new governing laws and regulations or the governing laws and regulations change and thus this Agreement becomes non-conforming to the new laws and regulations, and the parties cannot reach an amendment to conform to the new laws and regulations.

(b)	Before the Closing date, any party breaches its obligation, representation, warranty or covenant and fails to correct such breach within 90 days as of the non-breaching party sending out the written notice.

(3)	In either of the following situations, the Transferee shall have right to terminate this Agreement unilaterally:

(a)	For whatever reason, the Closing Conditions under article 4 cannot be fully satisfied within one month as of the execution of this Agreement (or before other date as agreed among the parties).

10.2 Legal Consequence of Termination of the Agreement

(1)	The Shareholders’ Agreement, the Articles of Association of Company and other Transaction Documents shall be terminated upon termination of this Agreement.
(2)	If this Agreement is terminated due to breach of this Agreement by one party, the Breaching Party shall bear the liability of breaching the Agreement.
(3)	If Transferee terminates this Agreement due to Company and Transferors’ failure to satisfy the Closing Conditions in article 4, Company and Transferors shall jointly and severally compensate for all direct loss incurred by Transferee due to the termination of this Agreement.

Huayong Project Equity Transfer Agreement

Article 11. Governing Law and Dispute Resolution

11.1 Governing Law

The formation, validity, performance and construction of this Agreement shall be governed by the existing laws of PRC.

11.2 Dispute Resolution

(1)	Any dispute related this Agreement shall be submitted to the China International Economic and Trade Arbitration Commission (CIETAC) for arbitration which shall be conducted in accordance with the CIETAC’s arbitration rules in effect at the time of applying for arbitration. The arbitral award is final and binding upon the parties.

Article 12. Force Majeure

12.1 Scope of Force Majeure

Force Majeure means the objective conditions unforeseeable, unavoidable and insurmountable, including but not limited to:

(1)	The state of war, blockade, embargo, government decree having a direct impact on the Transaction;

(2)	The domestic unrest having a direct impact on the Transaction;

(3)	The flood, hurricane, earthquake, explosion, and other situations caused by natural factors having a direct impact on the Transaction;

(4)	Other force majeure events having a direct impact on the Transaction as agreed to by the parties.

12.2 Consequence of Force Majeure

Failure to perform part or all of the obligations under the Agreement due to force majeure shall not be deemed to be breach of the Agreement. But the party shall take all necessary measures to minimize the loss due to force majeure.

12.3	Notice of Force Majeure

The party affected by force majeure shall notify other parties in writing as soon as possible and within 15 days of force majeure render a report to other parties specifying the reason for extension or inability to perform part or the entire obligation.

Huayong Project Equity Transfer Agreement

Article 13. Notice

If a notice related to one party’s rights and obligations is sent by other parties via email or fax, the original paper document shall be mailed to such party at the same time. The contact information is as follows:

To Company or Transferor

Attention to:

Address:

Zip code:

Tel:

Fax:

To Transferee:

Attention to:

Address:

Zip code:

Tel:

Fax:

Article 14. Miscellaneous

14.1 Expenses and Fees

The expenses and fees related to the Transaction shall be borne by Company.

14.2 Taxes

All taxes arising out of the Stock Transfer shall be borne by Transferor. Transferor shall be bear liability for overdue taxes and the related fine. The taxes in arrears will not affect the validity of this agreement. Transferor shall bear additional tax due to the evaluation and adjustment of the price for the transferred equity by tax authority or other government authorities based on fair price. Transferor or Company shall be entitled to recover the tax withheld by it or any related penalty from Transferor.

14.3 Entire Agreement.

This Agreement and its appendix constitute the entire and sole agreement with respect to the subject matter hereof among the parties. This Agreement, Shareholder Agreement, and the Articles of Association shall supersede all prior investment framework agreement, contract, understanding and communication records with respect to the subject matter hereof, whether in oral or written.

14.4 Supplement, Modification and Waiver

Within the limits prescribed by law, any supplement or amendment of this Agreement shall become effective upon t execution by the parties in writing. Waiver of certain provisions of this Agreement shall not be construed as waiver of other provisions of this Agreement.

14.5 Effectiveness

This Agreement shall take effect upon being signed by the legal representatives or authorized representatives of the parties.

Huayong Project Equity Transfer Agreement

14.6 Duplicate

This Agreement is made in three originals with each party holding one original. All originals shall have the same legal effect.

[No text below, signature page of Stock Transfer Agreement]

Huayong Project Equity Transfer Agreement

[No text below, signature page of Stock Transfer Agreement]

The following parties agree to sign this Stock Transfer Agreement on the date fire above written.

1. Transferor

ZHOU JI

Signature and Seal

/s/ Zhou Ji

The Signature Page of Equity Transfer Agreement

Huayong Project Equity Transfer Agreement

[No text below, signature page of Stock Transfer Agreement]

The following parties agree to sign this Stock Transfer Agreement on the date fire above written.

2. Transferee

Beijing NQ Technology Co., Ltd.

Seal

Legal Representative:	/s/ seal
LIN Yu

The Signature Page of Equity Transfer Agreement

Huayong Project Equity Transfer Agreement

[No text below, signature page of Stock Transfer Agreement]

The following parties agree to sign this Stock Transfer Agreement on the date fire above written.

3. Transferee

Tianjin Huayong Wireless Technology Co., Ltd.

Seal

Legal Representative:	/s/ Yang Xiaofeng
YANG XIAOFENG

The Signature Page of Equity Transfer Agreement

Huayong Project Equity Transfer Agreement

Annex 1 Representations and Warranties of Transferor and Company

1. Company Matters

(a)	Legal organization, good existence and qualification. Company is legally established, organized, validly existing and in good standing under the laws of People’s Republic of China, having full rights to own and operate its assets and businesses related to the business scope specified in its business license.

(b)	Registered capital of Company. At the signing date of this agreement and relevant Closing Date, the Company’s equity capital and its ownership matters described in Schedule 3 are true, complete and accurate descriptions to the Company’s equity capital and its ownership. Transferor has paid the capital contribution to Company lawfully, and there does not exist any feigned capital contribution or capital flight behavior by Company shareholders, unless otherwise stipulated in the disclosure list, Company shareholders fall into no circumstance of shareholding entrustment and stock right trusteeship. There is no mortgage, pledge, subscription right or other similar rights created on Company shareholders’ stock rights.

2. Transaction authorization and legitimacy

(a)	Authorization. Transferor and Company are entitled to sign, submit and execute this agreement and other transaction documents to which it is a party (hereinafter referred to as “other Transaction Documents”). It is not necessary for Transferor and Company to obtain the approval of governmental subdivisions or any other competent department or be required to make application or record when signing, submitting and fulfilling this agreement and other Transaction Documents or completing transactions in accordance with the provisions of this agreement and the other Transaction Documents.

(b)	Binding. Once signed, this agreement and other Transaction Documents will have lawful and binding effects on Transferor and Company.

(d)	No default. When signing and submitting this agreement and other Transaction Documents and fulfilling their obligations in accordance with such Transaction Documents, Transferor and Company have not: (i) violated or delayed the implementation of any bylaws of them; (ii) led to the breach or delayed performance of contractual obligations under the contracts to which it is a party or having binding force on them or their property, or led to the accelerated maturity of their contractual obligations; (iii) violated or failed to perform any requirement of governing laws, regulations, government orders, and judgments.

(e)	No commission charges. Unless otherwise stipulated in the disclosure list, nobody is entitled to charge any middleman commission, brokerage fee or handling cost from Transferor and Company.

Huayong Project Equity Transfer Agreement

3. Comply with laws

(a)	Comply with laws

All business activities carried out by Company have always been in compliance with all applicable laws in substantive respects. Company or its directors, managerial personnel or senior management have not conducted any actions which may lead to the violation of laws or major infringement when carrying out business activities. Transferor has never exercised any illegal act which may have material adverse effects on Company’s ability to complete transactions in accordance with this agreement or conduct its business activities. The contractual obligations to which Transferor and Company is a party, or the contractual obligations binding Transferor and Company shall be legitimate and violate no applicable laws.

(b)	Permission. Company has obtained all permissions, approvals, authorizations, and licenses which is necessary for ongoing and planned business activities. Company has not violated or failed to perform any obligation prescribed in such necessary permissions, approvals, authorizations, special permissions or licenses. All such necessary permissions, approvals, authorizations, special permissions and licenses will remain valid, and free from being affected by this transaction.

(c)	Governmental subdivision. Unless otherwise stipulated in the disclosure list, any governmental subdivision or any other person has not started any litigation or investigation to restrict, prohibit or impede the transactions hereof in other way, or prohibit and substantially restrict, either directly or through any laws and regulations, the Company from carrying out existing business activities, or Company has not made or authorized the payment of any bestowal or payment in violation of laws.

4. Assets

Unless otherwise stipulated in the disclosure list, Company owns all assets of it, and there is no mortgage, pledge, guaranty or other preoccupancy priority on these assets. Company has provided all real and complete lease contracts related to its important or immovable assets lease to Transferee. Company complies with the terms of all these contracts, and enjoys the legal right of use on the leased assets.

5. Material contracts and transactions

(a)	Performance of contracts. According to the reasonable prediction of Company, there is no circumstance where Company fails to perform any significant contracts to which it is a party or having binding force on it, unless otherwise stipulated in the disclosure list.

(b)	Transaction effects

Company’s signing this transaction document is not stipulated in all contracts related to it, then the contracts will be terminated, or the rights and obligations of Company under these contracts will be materially and adversely affected, or will result in the loss of any major client or supplier of Company.

Huayong Project Equity Transfer Agreement

(c)	Affiliated party transactions. Unless otherwise stipulated in the disclosure list, there is no contractual obligation or transaction between Company and any affiliated party; unless otherwise stipulated in the disclosure list, no affiliated party is indebted to Company while the Company bears no debt (or commitment of providing loans, providing credits, or guaranty of loans) to any affiliated party; there is no circumstance under which Company’s assets and / or businesses suffer from a material adverse effect due to reasons arising from affiliated parties. Any contract between Company and affiliated parties are signed on favorable conditions for the Company.

(e)	Authorization to sign a contract. The Company has not provided the power of attorney for signing a contract on behalf of it or other form of authorization (whether the authorization is already in force or not), except the authorization to its employees to sign usual contracts performing their regular duties.

6. Financial matters

(a)	Financial statements. Prior to the Closing Date, Company shall have submitted the financial statements of 2011 and 2012 and the financial statement of 2013 to this day to Transferee. Financial statement shall fairly reflect the financial position, operating results and cash flow situation of Company in all material respects at the corresponding date and period based on Chinese generalized accepted accounting principle. Financial statements shall include the audit report prepared by accounting firms recognized by Transferee in accordance with Chinese Accounting Standard.

(b)	Preparation and provision of taxes. All taxes and dues payable shall be prepared and allotted in the financial statement in accordance with Chinese Accounting Standard for Business Enterprises, including deferred taxes or temporary taxes occurred on the deadline of accounting date or in the accounting period prior to it, including but not limited to, any taxes already assumed or may be assumed at any time or obliged to be assumed by Company.

(c)	Special financial arrangements. Unless otherwise provided in the annotations of financial statements, Company does not have any off-balance sheet arrangements.

(d)	Financial liability. Except as otherwise disclosed by the financial statements or disclosure list, Company does not have any real or contingent liabilities.

(e)	No accelerated maturity of borrowings (except third-party default). Unless otherwise stipulated in the disclosure list, there shall not exist liabilities already or being due and payable or may be claimed to be due and payable for Company before the normal maturity date or originally provided maturity date, nor have the Company received any request or other notification to repay the liabilities before the normal maturity date or originally provided maturity date.

Huayong Project Equity Transfer Agreement

7. Taxes and dues

(a)	Company has paid all matured taxes and dues or taxes and dues required to be paid and all significant differences or other surcharges, interests and fines related to these taxes, but excluding the taxes and dues on which Company has raised an objection in good faith and provided adequate reserves in accordance with Chinese Accounting Standard; (b) unless otherwise stipulated in the disclosure list, Company has already timely submitted or promoted the submission of all required important income for tax payment (including all applicable deferred income), and ensured these taxable income accurate and complete; (c) as for all such taxable income of Company, (i) there is no tax difference raised against the Company or potential tax difference without assessment known by it, and (ii) there does not exist ongoing audit for any taxable income, there shall be no valid extended period when recording or to record the date of taxable income, there is no valid rights waiver or agreement about tax assessment or payment date extension; (d) all important aspects related to taxes liabilities in Company’s financial statements shall be always recorded following Chinese Accounting Standard, all liabilities related to taxes and dues on the Closing Date or during the previous period have been fully recorded in the financial statements.

8. Operation

(a)	Unless otherwise stipulated in the disclosure list and disclosed in audit reports, before the Closing Date, there is not:

(i)	any discontinuance or change in Company’s legal, normal and usual business nature, scope or means, leading to the failure of continued operation;

(ii)	any significant change in Company’s customer relationships, assets or liabilities compared to the status disclosed in financial statements;

(iii)	any due and payable amount over RMB 100,000 which Company failed to pay to its creditors in normal business activities;

(v)	any asset acquisition, selling, transfer or disposal in whatever nature carried out by Company except normal business activities or proposed transactions in Transaction Documents;

(vi)	capital expenditure or capital commitment over RMB 100,000;

(vii)	any sum or benefits in excess of the annual revenue to be paid or distributed to the executives, directors or senior management through salaries, bonuses, incentives or other means by the Company on the accounting date to increase the total annual salary of them;

(viii)	any new service agreement whose annual expense is over RMB 100,000 entered into and signed by Company, or any change in the service terms of any management personnel or senior management before the Closing Date in absence of contractual obligations;

Huayong Project Equity Transfer Agreement

(ix)	occurrence of any transaction or event (both individually or together with one or more transactions and events) making the company’s tax liability increase or may increase, except the Income Tax, Sales Tax or Business Tax generated from the actual income, profits or sales of the transactions in ordinary business activities;

(x)	occurrence of any damage, destruction or loss which have significant adverse effects on assets used by Company, Company status or its currently engaged or proposed businesses, and are not covered by insurance;

(xi)	waiver of valuable rights or entire or part of significant creditor’s right by Company;

(xii)	significant changes or modifications on any of Company’s major binding contracts;

(xiii)	resign, possible resign or employment relationship termination of Company’s core management or senior management. Unless otherwise disclosed, Company’s core management or senior management do not hold positions in other entities.

(xiv)	announcement or payment of any dividend or other distribution by Company; or

(xv)	any agreement or commitment related to the matters specified in Article 8 (a) signed by Company.

9. Claims and proceedings

(a)	No legal proceedings or potential proceedings. Unless otherwise stipulated in the disclosure list, Company or any of its senior management or directors (as a senior executive or director in terms of their authority and standing) is not involved or waiting for any lawsuits, investigations, and claims (hereinafter collectively referred to as “Proceedings” ) which may affect the performance of their duties to Company, or have received a notice in which it is an object to the above Proceedings, whether as plaintiff , defendant or other party. As known to Company and Transferor, there is no facts or circumstance which may lead to Proceedings or potential Proceedings with material and adverse effects (according to a reasonable prediction) against Company or any of its senior management or directors (as a senior executive or director in terms of their authority and standing).

(b)	Solvency capability. There is no order or resolution requiring a dissolution or liquidation of Company. There is no freezing, detention or other administrative or judicial measures restricting the exercise of power on any asset of Company. The Company does not lose any solvency capability or have any matured debts which cannot be repaid.

Huayong Project Equity Transfer Agreement

10. Labor relations

(a)	Employee welfare solution. Company has paid all social insurance premiums for its employees. Unless otherwise stipulated in the above social insurance and disclosure list, Company does not maintain, pay any employee welfare solution, or enter into commitments in respect of any employee welfare solution.

(b)	Labor relations. Company has not been involved in any labor relations contrary to current legal requirements, and there is no pending or potential labor dispute or arbitration against the Company as known to it, and there is no circumstance where employees’ compulsory social insurance and welfare is in arrears. Unless otherwise stipulated in the disclosure list, according to the knowledge of Company and Transferor, no senior executive or employee intends to terminate the labor contract with Company. Company has not discussed or taken measures to terminate labor contracts of senior management, key employees or key employee group.

11. Intellectual property rights

(a)	Unless otherwise stipulated in the disclosure list, Company is the owner of necessary intellectual property rights contained in current or planned business activities, or has the license or is entitled to use, sell or permit others to use all the above intellectual property rights.

(b)	All intellectual property rights are not constrained by any judgment or any order regardless of its nature, and there is no pending or potential lawsuit, investigation, complaint, claim or request which may affect the legality, enforceability, right of use or ownership of the intellectual property rights of the Company as known to it.

(c)	Disclosure list enumerates all intellectual property license, sublicense or distribution agreements and other agreements under which Company is the licensor, licensee or distributor. Company has substantially fulfilled all obligations in the above agreements, and there does not exist or is not known by Company, a breach or non- performance of agreements obligations made by any other party of the above agreements. All intellectual property rights enumerated in disclosure list are of legitimacy, enforceability and full effectiveness.

(d)	Unless otherwise stipulated in the disclosure list, the intellectual property rights used, exploited, sold, licensed or exercised in other way by the Company, or as known to the Company, the intellectual property rights provided, sold, licensed to it by any person, shall not infringe or otherwise violate others’ intellectual property rights.

(e)	Unless otherwise stipulated in the disclosure list, there is no pending or known potential Proceedings to raise an objection against the Company on its rights to use, sell or license its intellectual property rights to anyone.

Huayong Project Equity Transfer Agreement

(f)	Unless otherwise stipulated in the disclosure list, Company’s intellectual property rights are not infringed or otherwise violated by anyone according to the Company’s knowledge.

(g)	Company’s former or present employees have not made a claim against if, declaring that the Company has used the intellectual property rights owned by therm.

(h)	Unless otherwise stipulated in the disclosure list, Company has not signed any license agreement or any other agreement for which it needs to pay license fee, nor have it been bound by such agreements.

(i)	As known to Company and Transferor, employees above department manager position of Company have not violated any terms in patent or intellectual property achievement agreement, or the provisions related to the attribution, confidentiality and disclosure of patent or intellectual property achievement in any labor agreement or other contracts. As known to Company and Transferor, any key senior officer and senior executive has not violated any labor agreement or other agreements related to labor relations signed with the Company.

(j)	No trade secret (its value depends on whether it is confidential regardless of its location) has been disclosed to anyone other than Company employees, representatives and agents, unless: (1) such disclosure is necessary for filing a patent application by Company, or (2) such disclosure is a justifiable action in normal business activities pursuant to a certain agreement, under which the trade secrets obtainer is required to keep them confidential, and shall not disclose or use these trade secrets beyond the purpose of Company’s disclosure. Company has not violated the contractual obligations stipulated in the contract for a third party to provide its confidential information to Company.

(k)	Company’s business activities does not have to use any intellectual property right owned by Company’s directors ,senior officers, employees or advisers (or some people intended to be hired by Company at present) .

12. Disclosure

No misstatement. Any representation, warranty or statement ( oral or written ) made by Company or Transferor related to this agreement or other Transaction Documents or related to the proposed transactions in them, or any attachment, appendix, statement or certificate provided to Transferee according to this agreement or any other Transaction Document, does not include any misrepresentation on material facts, and has not omitted the matters for which material facts statement is necessary, and according to the specific circumstances when the statement is made, all statements shall not be misleading.

Banana Project Equity Transfer Agreement

Annex 2 Representations and Warranties of Transferee

The terms in this Schedule have consistent meaning with the text of this agreement, unless otherwise specially stipulated in this agreement.

1.	Transferee is a legal entity established and validly existing under Chinese laws, and has sufficient power and authority to own and operate its assets, and to operate businesses related to its business scope specified in the business license;

2.	Transferee is entitled to sign, submit and perform this agreement and other transaction documents to which it is a party:

(a)	has not violated and has fulfilled any provision of Transferee’s internal management documents;

(b)	has obtained the consent and approval of any government organization or any other third party, or has filed any record or issued any notice to the government organization or third party in accordance with the requirements of Transaction Documents.

(c)	signing this agreement and other Transaction Documents to which Transferee is a party does not conflict with any obligation terms and conditions of a contract signed by it or having binding force on it, or lead to a material violation or breach of the contract terms and conditions, or constitute a default of contract terms and conditions (or constitute a default by issuing a notification or with the passage of time);

3.	Transferee has the right to conclude, sign and submit this agreement and other Transaction Documents to which it is a party and the power and authority to perform the obligations in this agreement or other Transaction Documents. Transferee’s signing and submission of this agreement or other Transaction Documents and performance of obligations prescribed in relevant documents has been duly authorized through necessary actions and once signed this agreement and other Transaction Documents to which Transferee is a party has legal, valid and binding effects on Transferee, and can be enforced compulsorily to Transferee according to their specific provisions, unless such enforceability is restricted by applicable laws of bankrupt, insolvency , restructuring, deferred payment , etc. or similar laws which generally affect the exercise of creditors’ rights.

4.	The capital contribution made by Transferee is from legal sources.

Huayong Project Equity Transfer Agreement

Annex 3 Detailed Information of the Company

Tianjin Huayong Wireless Technology Co., Ltd.

1.	Registered address: Room 404, 4/F, Building A2, Tianda Technology Park, No. 80, Fourth Avenue, Development District, Tianjin

2.	Date of establishment: 2006.5.29

3.	Registration No.: 120191000049089

4.	Shareholders, registered capital contributions and shareholding ratios prior to the transaction described in this Agreement

Unit: RMB/Yuan

shareholders	registered capital contributions	shareholding ratios
YANG XIAOFENG	1,646,100	46.46%
LIN YUNZHI	488,250	13.78%
ZHOU JI	558,000	15.75%
BEIJING TECHNOLOGY	850,358	24.01%
Total	3,542,708	100.00%

5.	Shareholders, registered capital contributions and shareholding ratios after the transaction described in this Agreement

Unit: RMB/Yuan

shareholders	registered capital contributions	shareholding ratios
YANG XIAOFENG	1,646,100	46.46%
LIN YUNZHI	488,250	13.78%
ZHOU JI	26,570	0.75%
BEIJING TECHNOLOGY	1,381,788	39.01%
Total	3,542,708	100.00%

Huayong Project Equity Transfer Agreement

Annex 4 List of senior executives and letter of commitment

List of senior executives

No.	Name	Position
1	YANG XIAOFENG	CEO
2
3
4
5

Huayong Project Equity Transfer Agreement

To: Beijing NQ Mobile Technology Co., Ltd.

Tianjin Huayong Wireless Technology Co., Ltd.

From:

Date: Dec 23, 2013

Letter of Commitment

On Dec 23, 2013, the “Share Transfer Agreement” (hereinafter referred to as “Share Transfer Agreement “) was entered into between Beijing NQ Mobile Technology Co., Ltd. (“Beijing Technology”) and ZHOU JI, according to which, YANG XIAOFENG as the person making commitment (hereinafter referred to as the “Promisor”) and the core management staff of the company, hereby covenants to Beijing Technology and the company as follows:

1.1	During the period when Promisor holds a position in the company or all or any existing or future subsidiaries of it (“Group Company”), Promisor shall not engage in any part-time job or invest in and manage other entities; unless the application for departure has been arranged or approved by the transferee otherwise.

1.2	During the period when Promisor holds a position in the Group Company and within 2 years after he quits the position in the Group Company, Promisor agrees that he will not (also will not allow his associates to) receive or gain any interest or position from any individual, enterprise, partnership enterprise or other enterprise, entity or organization whose business is in competition with that of the company, or provide any consultation or service or other kind of assistance (for example, engage in or assist any individual and entity to engage in the business same as or similar to the business being carried out or to be carried out as determined by the board of directors from time to time by the company) to these individual, enterprise, partnership enterprise or other enterprise, entity or organization.

1.3	During the period when Promisor holds a position in the Group Company and within 2 years after he quits the position in the Group Company, Promisor shall neither instigate/abet, solicit and attempt to employ or employ any current employee of the company (including those employed by the Group Company within six months prior to and after the date of termination of employment relationship between Promisor and the group company), nor help any other individual or entity carry out similar employment, or encourage any employee of the Group Company to terminate his or her employment relationship with the group.

1.4	During the period when Promisor holds a position in the Group Company and within 2 years after he quits the position in the Group Company, Promisor shall not transfer or attempt to transfer from the Group Company the business conducted between the Group Company and its customers and prospective customers and the accounts occurred during the period of his employment.

[The remainder of this page is left blank intentionally.]

Huayong Project Equity Transfer Agreement

[Signature Page of Letter of Commitment]

IN WITNESS WHEREOF, the following parties hereby confirm the matters stated in the Letter of Commitment by signature.

Company:	Tianjin Huayong Wireless Technology Co., Ltd.
(Seal)

Promisor:	/s/ Yang Xiaofeng
YANG XIAOFENG

Huayong Project Equity Transfer Agreement

Annex 5 List of Disclosure

Disclosers: ZHOU JI, Tianjin Huayong Wireless Technology Co., Ltd. (the “Company”)

	Matter	Yes or No (If yes, please specify; If not, please make sure none)
1	Whether there is any Company’s equity custody, equity trust, equity pledge, subscription right, capital increase right, right of first refusal / priority right to sell and other obstacles to rights	No.

2	Whether there is any situation that any party charges commissions, Intermediary fees, finder’s fees, brokerage fees, service fees, etc. during this transaction	No.

3	Whether there is any litigation, arbitration, government investigation, penalty (ongoing or potential), etc. of Company and its shareholders, directors and senior managers	No.

4	Whether there is any mortgage, pledge, lien, guarantee, right of first refusal or related commitment on company’s assets	No.

5	Whether there is any situation that Company may be unable to fulfill its signed contract	No.

6	Whether there is any affiliate transaction, affiliate creditor’s right and liability or guarantees, etc.	No.

7	Whether there is any contingent liability in addition to contingent liabilities showed in Company’s financial statements	No.

8	Whether there is any early due debt or any situation that creditors require accelerated repayment	No.

9	Whether there is any tax unpaid but payable or payable in accordance with the audit results but not declared	No.

10	Situations listed in Paragraph 8 of Annex 1 of “Stock Transfer Agreement”	No.

11	Whether there is any situation that employees in management layer, core technology or marketing did not sign labor contracts, resigned or proposed to resign	No.

Huayong Project Equity Transfer Agreement

12	Whether there is any situation of unauthorized use, possession or dissemination of other party’s intellectual property and infringement of other party’s intellectual property	No.

13	Please list situations of Company as the licensor and the licensee to use other party’s intellectual property, and confirm whether Company signed the agreement and whether there is any breach of contract	No.

14	Whether Company needs to pay license fees to other parties	No.

15	Whether Company and its shareholders, directors and employees have disclosed any Company’s business confidential information to other party other than Company’s employees, directors and shareholders	No.

16	Other matters need to be disclosed in accordance with the “Stock Transfer Agreement”	No.

Disclosers hereby confirm that all the above-mentioned disclosures are true, accurate and complete.

/s/ Zhou Ji
ZHOU JI (signature)

Tianjin Huayong Wireless Technology Co., Ltd. (seal)